Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contact:

Tonya Chin

ShoreTel, Inc.

408-962-2573

tchin@shoretel.com

ShoreTel Announces Preliminary Fourth Quarter Results

Company Delivers More Than 25 Percent Year Over Year Quarterly Revenue Growth

Chairman and CEO Announces Transition Plan to Leave the Company

SUNNYVALE, Calif., July 14, 2010 – ShoreTel®, Inc. (NASDAQ: SHOR), the leading provider of brilliantly simple IP phone systems with fully integrated Unified Communications, today announced that revenues for the quarter ended June 30, 2010 are expected to be higher than its previously-announced guidance for the period. ShoreTel now expects to report revenues for its fourth quarter will be between $41 and $42 million, compared to its previously-announced guidance of $35 to $38 million. The company also expects its non-GAAP gross margins to be an all-time company record and moderately higher than the high end of its previously guided range of 64 to 65 percent.

“We are very pleased to see over 10 percent sequential revenue growth in the fourth quarter, driving our quarterly revenues to our highest level ever and above our previously-announced guidance,” said John W. Combs, Chairman and Chief Executive Officer of ShoreTel. “Broad-based strength across our business led by increases from our U.S. regional and international partners drove most of the upside to our expectations during the quarter. As we continue to execute on our strategic plan, now is the right time for ShoreTel to transition to a new CEO to drive the company to the next level. I am leaving ShoreTel at a great time in its lifecycle: we are gaining market share, growing our revenue both in the United States and internationally, expanding our distribution base of dedicated partners and adding to our customer-focused employee base. I will continue to lead the organization while the board of directors commences a search for a new CEO, and I will serve out the remainder of my term as a board member. The board of directors has appointed Gary Daichendt as the new chairman, who will lead the search.”

ShoreTel plans to release complete fourth quarter and fiscal year 2010 financial results after the market’s close on Wednesday, August 11, 2010. The company will hold a conference call to review these results and its business outlook at 2:00 p.m. Pacific Daylight Time that same day.

Conference Call Details:

Date:	Wednesday, August 11, 2010
Time:	2:00 p.m. PDT (5:00 p.m. EDT)
Live Dial-in #:	+1-877-584-6502 in the U.S. and Canada and +1-706-679-0430 for all other callers
Replay Dial-in #:	+1-800-642-1687 in the U.S. and Canada and +1-706-645-9291 for all other callers
Replay Passcode:	84038505
Replay availability:	Wednesday, August 11 at 4:00 p.m. PDT – Wednesday, August 18 at 8:59 p.m. PDT

Non-GAAP to GAAP Q4 Projection Reconciliation (in thousands, unaudited)

SHORETEL, INC.

RECONCILIATION OF GAAP TO NON-GAAP Q4 PROJECTIONS

(Amounts in thousands)

(Unaudited)

	Three Months Ending June 30, 2010
	High	Low
GAAP gross profit %	64.0%	63.0%
Adjustments for stock-based compensation	1.0%	1.0%
Non-GAAP gross profit %	65.0%	64.0%

Use of Non-GAAP Financial Measures

ShoreTel reports all financial information required in accordance with generally accepted accounting principles (GAAP), but it believes that evaluating its ongoing operating results may be difficult to understand if limited to reviewing only GAAP financial measures. Many investors have requested that ShoreTel disclose this non-GAAP information because it is useful in understanding the company’s performance as it excludes non-cash and other special charges that many investors feel may obscure the company’s true operating performance. Likewise, management uses these non-GAAP financial measures to manage and assess the profitability of its business and does not consider stock-based compensation expenses and other special charges and related tax adjustments in managing its core operations. ShoreTel provides a reconciliation of non-GAAP financial measures and guidance in the tables of its earnings press releases. Investors are encouraged to review the related GAAP financial measures and the reconciliation of these non-GAAP financial measures with their most directly comparable GAAP financial measure.

Legal Notice Regarding Forward-Looking Statements

ShoreTel assumes no obligation to update the forward-looking statements included in this release. This release contains forward-looking statements within the meaning of the “safe harbor” provisions of the federal securities laws, including, without limitation, ShoreTel’s anticipated future revenues, non-GAAP gross margins and non-GAAP operating expenses. The forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. The risks and uncertainties include the fact that ShoreTel’s final results have not yet been audited and therefore could change.

About ShoreTel, Inc.

ShoreTel, Inc., (NASDAQ: SHOR) is the provider of brilliantly simple Unified Communication (UC) solutions based on its award-winning IP business phone system. We offer organizations of all sizes integrated, voice, video, data, and mobile communications on an open, distributed IP architecture that helps significantly reduce the complexity and costs typically associated with other solutions. The feature-rich ShoreTel UC system offers the lowest total cost of ownership (TCO) and the highest customer satisfaction in the industry, in part because it is easy to deploy, manage, scale and use. Increasingly, companies around the world are finding a competitive edge by replacing business-as-usual with new thinking, and choosing ShoreTel to handle their integrated business communication. ShoreTel is based in Sunnyvale, California, and has regional offices in Austin, Texas, United Kingdom, Sydney, Australia and Munich, Germany. For more information, visit www.shoretel.com.

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